EXHIBIT 10.2
                 SUPPLEMENTAL BENEFIT AND COLLATERAL ASSIGNMENT
                             SPLIT-DOLLAR AGREEMENT


     THIS AGREEMENT (the "Agreement") is made and entered into and shall be effective as of the 18th day of January, 1997 by and between TRANSFINANCIAL HOLDINGS, INC. (The "Employer") and TIMOTHY P. O'NEIL (the "Employee).

                                    RECITALS


     WHEREAS, Employee is now, and has agreed to continue as, an executive officer of Employer, and

     WHEREAS, Employer has agreed to provide a supplemental benefit to Employee upon his death, disability or retirement, and as otherwise provided herein, and

     WHEREAS, the parties hereto desire to set forth all of the terms of their agreement with respect to such supplemental benefit.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto do hereby agree as follows:

                                   AGREEMENTS


     1. For as long as Employee is insurable under the life insurance policy hereinafter referred to, and is an executive officer of Employer, and until the earlier of Employee's retirement, permanent disability or death, Employer agrees to timely and promptly pay (or provide to Employee the funds with which to pay) the installment premiums on a life insurance policy (the "Policy") selected by, insuring the life of, and owned by, Employee, with an initial death benefit in the amount of $532,968. Subject to the provisions of this Agreement, Employee shall, at all times, have the right to designate the beneficiary or beneficiaries to whom the death benefits of the Policy shall be payable.

     2. Employee shall be eligible to retire from employment with Employer upon having completed 10 years employment with Employer and having attained at least age 50, or at such other time as Employee shall become permanently disabled. For purposes of this agreement, Employee shall be deemed permanently disabled if, by a mental or physical incapacity, it is impossible for Employee to perform, for 180 consecutive days or more, the duties and services being provided to Employer by Employee immediately prior to such disability. Such determination shall be made by a licensed medical doctor designated by the Employer and reasonably acceptable to Employee, or on evidence that the Employee is eligible for Social Security disability payments. Permanent disability shall exclude disability arising from chronic or excessive use of intoxicants, drugs or narcotics, or intentionally self-inflicted injury or self-induced sickness.

     3. a. If the Employee's employment with the Employer terminates for any reason other than retirement, death, permanent disability or discharge by Employer without cause, except as provided in sub paragraph b. hereof Employee shall, without further consideration, assign to Employer all of his rights in, and full ownership of, the Policy, and all of Employee's rights under this Agreement shall terminate and be of no further force or effect. For purposes hereof, the term "cause" shall mean a material breach of the provisions of this Agreement; breach of Employee's duty of loyalty or other fiduciary duty to Employer; fraud against Employer or misappropriation of Employer's assets; theft; or conviction of a crime involving drug abuse, violence, dishonesty or theft.

          b. Notwithstanding the provisions of sub paragraph a. hereof, if Employee's employment shall terminate other than by retirement, permanent disability, death or discharge with or without cause, Employee shall be entitled, for each period of twelve months from the date of hire, to 10% of the excess, if any, of the cash surrender value of the Policy, at the date of such termination over the aggregate cost of the Policy therefore incurred by Employer in the payment of premiums therefore, which latter amount shall be immediately due and payable to Employer.

     4. Upon the death of the Employee, or the earlier surrender and cancellation of the Policy by him subsequent to his retirement, permanent disability or termination without cause, Employer shall be promptly paid, from the death benefits or cash surrender value of the Policy, the lessor of the cash surrender value of the policy or the aggregate cost theretofore incurred by it in the payment of the premiums therefor. In such event, all portions of the death benefits or cash surrender value of the Policy, in excess of the amount due to the Employer, shall be the property of and shall be distributed to Employee or such beneficiary or beneficiaries as he shall have designated. Employee may not, without Employer's prior written consent, cancel or surrender the policy prior to his retirement, permanent disability or discharge without cause.

     5. Employee hereby agrees, upon issuance of the Policy, to deliver the same to Employer, to grant to Employer a security interest in the Policy, and the cash surrender value and death benefits payable thereunder, to secure the obligation to repay to Employer the amount provided in Paragraphs 3.b and 4 hereof. The Employee further agrees, upon the issuance of such policy, to make, execute and deliver to Employer and to the issuer of the Policy such documents as Employer or such issuer may reasonably request to evidence and perfect such collateral assignment. Prior to assignment of the Policy to Employer pursuant to Paragraph 3, hereof, the Employer's only rights in the Policy shall be those of a secured creditor.

     6. Employee shall not take any action which would have the effect of lessening or prejudicing Employer's rights pursuant to Paragraphs 3.b, 4 and 5 hereof, and, specifically, Employee shall not borrow against the Policy unless he shall contemporaneously pay, from such borrowings, to Employer the amount then due it hereunder for premiums theretofore paid.

     7. Prior to the assignment of the Policy pursuant to Paragraph 3 hereof, the Employee shall have the sole right to surrender or cancel the policy, but no such surrender or cancellation may be made, without the prior written consent of the Employer, prior to retirement, death, permanent disability or discharge without cause.

     8. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and may not be amended, altered or modified except by a subsequent written instrument signed by the parties hereto.

     9. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and beneficiaries. This Agreement, and the rights and benefits hereof, shall not be assigned, transferred, pledged, conveyed or encumbered in any way by Employee, and shall not be subject to execution, attachment or similar process.

     10. This Agreement shall be subject to and construed in accordance with the laws of the state of Kansas.
     11. The issuer of the Policy is not a party to this Agreement, and none of the terms and provisions hereof shall be in any way binding upon it. Such issuer's obligations shall be only as stated in the Policy. A copy of any communication between either of the parties hereto and the issuer of such Policy shall be promptly delivered to the other party hereto. Such delivery, and any other notice or communication to either of the parties hereto, may be personally made to such party, or forwarded by United States mail, postage pre-paid, addressed to the Employer at its principal executive office, and to Employee at the last known address shown on the records of the employer.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                              TRANSFINANCIAL HOLDINGS, INC.


                              By:   /s/Roy R. Laborde

                                                 Roy R. Laborde


                              By:   /s/Timothy P. O'Neil

                                               Timothy P. O'Neil